Filed Pursuant to Rule 433
Registration No. 333-134553

FX Basket-Linked Note

Final Terms and Conditions

“High Yield Digital Plus Basket”

July 20, 2007

Contact: + 1 212 526 2237

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Summary Description

This note allows an investor to hold via a single basket a long position in the Brazilian Real (BRL), Hungarian Forint (HUF), Indian Rupee (INR), Indonesian Rupiah (IDR), Mexican Peso (MXN) and Turkish Lira (TRY), in each case relative to the U.S. Dollar (USD).  If the Basket Return, which is linked to the performance of the long currencies vs. the USD, is greater than zero but less than 0.115 on the Valuation Date (that is, the Basket Return has increased by up to 11.5%), the investor will receive a single payment at maturity equal to the principal amount of the notes plus an Additional Amount of  11.5% multiplied by that principal amount.  If the Basket Return is greater than or equal to 0.115 on the Valuation Date (that is, the Basket Return has increased by 11.5% or more), the investor will receive a single payment at maturity equal to the principal amount of the notes plus an Additional Amount equal to the principal amount of the notes multiplied the sum of  11.5% and the product of 150% (the Leverage) and the the amount by which the Basket Return exceeds 0.115.  If the Basket Return on the Valuation Date is less than zero, then the investor will receive at maturity only the principal amount of the notes, with no additional return.  The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)
Issue Size	$5,000,000
Issue Price	100%
Principal Protection	100%
Trade Date	July 20, 2007
Issue Date	July 26, 2007
Valuation Date	September 22, 2008, provided that, upon the occurrence of a Disruption Event, the Valuation Date may be postponed (as described under “Disruption Events” below)
Maturity Date	September 26, 2008

Reference Currencies	Brazilian Real (BRL), Hungarian Forint (HUF), Indian Rupee (INR), Indonesian Rupiah (IDR), Mexican Peso (MXN), and Turkish Lira (TRY)
Reference Exchange Rate	The spot exchange rate for each of the Reference Currencies quoted against the U.S. dollar expressed as the number of units of the Reference Currency per USD 1.
Settlement Rate	For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined in accordance with the applicable Settlement Rate Option (subject to the occurrence of a Disruption Event).
Leverage	150%

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount
Additional Amount	A single USD payment on the Maturity Date equal to the principal amount of each note multiplied by:

	0.0%			If the Basket Return is less than or equal to 0.0

	11.5%			if the Basket Return is greater than 0.0 but less than 0.115; or

	11.5% + Leverage* (Basket Return – 0.115)			if the Basket Return is greater than or equal to 0.115
Basket Return	The sum of the Weighted Currency Returns.
Weighted Currency	For each Reference Currency:
Returns	Weighting *	{	Initial Reference Currency Rate – Settlement Rate	}
			Initial Reference Currency Rate
Weightings and Initial	The Initial Currency Amount for the USD and each Reference Currency is as set forth
Reference Currency	below:
Rates
	Reference Currency		Weighting	Initial Reference Currency Rates
	BRL		16.67%	1.8627
	HUF		16.67%	177.93
	IDR		16.67%	9058
	INR		16.67%	40.20
	MXN		16.67%	10.7935
	TRY		16.67%	1.2739

	The Initial Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date.

Settlement Rate Option	For each Reference Currency as set forth below:
and Valuation Business
Day	Reference
	Currency	Screen Reference	Valuation Business Day
	Brazilian Real	BRFR	Brazilia, Rio de Janiero or
	(BRL)		São Paulo; and New York

	Hungarian	The EUR/HUF fixing rate on ECB37 divided	TARGET
	Forint (HUF)	by the EUR/USD fixing rate on ECB37

	Indian Rupee	RBIB	Mumbai
(INR)

	Indonesian	ABSIRFIX01	Singapore
Rupiah (IDR)

	Mexican Peso	USDMXNFIX=	Mexico City
(MXN)

	Turkish Lira	The EUR/TRY fixing rate on ECB37 divided	TARGET
	(TRY)	by the EUR/USD fixing rate on ECB37

 For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the Series I MTN prospectus supplement.

Business Day	New York
Business Day Convention	Following
Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:

	•	for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•

for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006, for the issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the Reference Currency Jurisdiction for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) for MXN and TRY only, the conversion of the Reference Currency into USD through customary legal channels;

	(B)	the occurrence of any event causing the Reference Exchange Rate for the Reference

Currency to be split into dual or multiple currency exchange rates; or

(C)

the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the Series I MTN prospectus supplement.

Calculation Agent	Lehman Brothers Inc.
Underwriter	Lehman Brothers Inc.
Identifier	CUSIP: 52517P3R0

ISIN: US52517P3R05
Settlement System	DTC
Denominations	$1,000 and whole multiples of $1,000
Issue Type	US MTN
Fees		Price to Public(1)	Fees(2)	Proceeds to the Issuer
	Per note	$1,000	$14.22	$985.78
	Total	$5,000,000	$71,100	$4,928,900

(1)

The price to public includes the cost of hedging the Issuer’s obligations under the notes through one or more of the Issuer’s affiliates, which includes the Issuer’s affiliates expected cost of providing such hedge as well as the profit the Issuer’s affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive commissions equal to $14.22 per $1,000 principal amount, or 1.422%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency-Indexed Notes” specifically, in the Series I MTN prospectus supplement.

Certain United States Federal Income Tax Consequences

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the Series I MTN prospectus supplement.

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending July 18, 2004 through the week ending July 15, 2007 using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Return are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Return or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following chart shows the hypothetical daily Basket Return from July 18, 2004 through the Trade Date, based on the hypothetical composite performance of the Reference Currencies using data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The Basket Return was indexed to a level of 0.0 on the Trade Date based upon the Initial Reference Currency Rates determined on the Trade Date.  The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on the Leverage of 150% and the Initial Currency Rates for the Reference Currencies (which were determined on the Trade Date), as well as hypothetical values for the Settlement Rates (which will be determined on the Valuation Date) and the resulting Basket Return.

The Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: BRL, HUF, IDR, INR, MXN and TRY each appreciate relative to their Initial Currency Rates, resulting in a Basket Return of 0.1316, which is greater than 0.115. The Additional Amount therefore is 13.99%, and the Redemption Amount is 113.99%, times the principal amount of the notes.

Because the Basket Return is 0.1316, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,139.90 per $1,000 note (reflecting an Additional Amount of $139.90 per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * (0.115 + 150% * (0.1316–0.115)) = $1,139.90.

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Hypothetical Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8627	16.67%	1.6133	0.0258
HUF	177.93	16.67%	154.24	0.0256
IDR	9058	16.67%	8550	0.0099
INR	40.20	16.67%	37.26	0.0132
MXN	10.7935	16.67%	9.3596	0.0255
TRY	1.2739	16.67%	1.0708	0.0316
	Basket Return = Sum of Weighted Currency Returns =			0.1316

Example 2: BRL, HUF, IDR, INR, MXN and TRY each appreciate relative to their Initial Currency Rates, resulting in a Basket Return of 0.0845, which is greater than zero but less than 0.115.  The Additional Amount therefore is 11.5%, and the Redemption Amount is 111.5%, times the principal amount of the notes.

Because the Basket Return is 0.0845, which is greater than zero but less than 0.115, the Redemption Amount payable at maturity is equal to $1,115.00 per $1,000 note (reflecting an Additional Amount of $115.00 per note).

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8627	16.67%	1.7352	0.0123
HUF	177.93	16.67%	154.24	0.0256
IDR	9058	16.67%	8550	0.0099
INR	40.20	16.67%	37.84	0.0104
MXN	10.7935	16.67%	10.4558	0.0054
TRY	1.2739	16.67%	1.1316	0.0210
	Basket Return = Sum of Weighted Currency Returns =			0.0845

Example 3: BRL, HUF, IDR, INR, MXN and TRY each depreciate relative to their Initial Currency Rates, resulting in a Basket Return of –0.0479, and because the Basket Return is less then zero, an Additional Amount of zero, and a Redemption Amount of 100%, times the principal amount of the notes.

Because the Basket Return is –0.0479, which is less than zero, the Redemption Amount payable at maturity is equal to $1,000.00 per $1,000 note (reflecting an Additional Amount of $0 per note).

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8627	16.67%	1.9293	–0.0058
HUF	177.93	16.67%	189.01	–0.0098
IDR	9058	16.67%	9173	–0.0021
INR	40.20	16.67%	41.17	–0.0039
MXN	10.7935	16.67%	11.1538	–0.0054
TRY	1.2739	16.67%	1.4572	–0.0210
	Basket Return = Sum of Weighted Currency Returns =			–0.0479

Example 4: BRL, HUF, IDR each depreciate relative to their Initial Currency Rates while INR, TRY and MXN each appreciate relative to their Initial Currency Rates, resulting in a Basket Return of 0.0268, which is greater than zero but less than 0.115. The  Additional Amount therefore is 11.5%, and the Redemption Amount is 111.5%, times the principal amount of the notes.

Because the Basket Return is 0.0268, which is greater than zero but less than 0.115, the Redemption Amount payable at maturity is equal to $1,115.00 per $1,000 note (reflecting an Additional Amount of $115.00 per note).

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8627	16.67%	1.8915	–0.0025
HUF	177.930	16.67%	197.26	–0.0163
IDR	9058	16.67%	9196	–0.0025
INR	40.20	16.67%	37.37	0.0126
MXN	10.7935	16.67%	9.9260	0.0146
TRY	1.2739	16.67%	1.1316	0.0210
	Basket Return = Sum of Weighted Currency Returns =			0.0268

Example 5: MXN, TRY each depreciate relative to their Initial Currency Rates while BRL, HUF, IDR and INR each appreciate relative to their Initial Currency Rates, resulting in a Basket Return of 0.1180, which is greater than 0.115.  The Additional Amount therefore is 11.95%, and the Redemption Amount is 111.95%, times the principal amount of the notes.

Because the Basket Return is 0.1180, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,119.50 per $1,000 note (reflecting an Additional Amount of $119.50 per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * (0.115 + 150% * (0.1180–0.115)) = $1,119.50.

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8627	16.67%	1.6268	0.0242
HUF	177.9300	16.67%	150.03	0.0310
IDR	9058.0000	16.67%	7911	0.0242
INR	40.2000	16.67%	31.96	0.0430
MXN	10.7935	16.67%	10.9468	–0.0023
TRY	1.2739	16.67%	1.2898	–0.0021
	Basket Return = Sum of Weighted Currency Returns =			0.1180

Example 6: BRL, HUF and IDR each appreciate relative to their Initial Currency Rates while INR, MXN and TRY each depreciate relative to their Initial Currency Rates, resulting in a Basket Return of –0.0300 which is less than zero, and therefore an Additional Amount of 0%, and a Redemption Amount of 100%, times the principal amount of the notes.

Because the Basket Return is –0.0300, which is less than zero, the Redemption Amount payable at maturity is equal to $1,000.00 per $1,000 note (reflecting an Additional Amount of $0 per note).

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Weighting	Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8627	16.67%	1.8388	0.0022
HUF	177.9300	16.67%	168.78	0.0090
IDR	9058.0000	16.67%	7911	0.0242
INR	40.2000	16.67%	45.94	–0.0208
MXN	10.7935	16.67%	13.1308	–0.0297
TRY	1.2739	16.67%	1.3984	–0.0148
	Basket Return = Sum of Weighted Currency Returns =			–0.0300